WAIVER UNDER MERGER AGREEMENT

     Reference is made to the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of April 21, 1995, as amended by Amendment No. 1 dated as of August 1, 1995 and Amendment No. 2 dated as of October 6, 1995 between Alamar Biosciences, Inc., a California corporation ("Alamar"), and AccuMed, Inc., an Illinois corporation ("AccuMed"). All capitalized terms not otherwise defined herein shall have the same meaning as when used in the merger Agreement.

     WHEREAS, Section 7.18 of the Merger Agreement provides that the persons to serve as directors of the Surviving Corporation will each serve a two-year term; and

     WHEREAS, both California corporate law and Delaware corporate law require that a meeting of shareholders be held annually for the purpose of electing directors;

     NOW THEREFORE, each of Alamar and AccuMed hereby waives the requirement that the Surviving Corporation take action as is necessary to cause such board members to serve a two-year term, and mutually consent to allow such directors to serve the maximum term permissible under applicable corporate law, which shall be until the next annual meeting of shareholders of the Surviving Corporation, or until their earlier removal or resignation.

     IN WITNESS WHEREOF, the parties have caused this Waiver to be duly executed as of November 20, 1995.


                                        ALAMAR BIOSCIENCES, INC.


                                        By:  /s/  Mark L. Santor
                                             ----------------------------
                                             Mark L. Santor, Chief
                                             Financial Officer



                                        ACCUMED, INC.


                                        By:  /s/  Peter P. Gombrich
                                             ----------------------------
                                             Peter P. Gombrich, Chief
                                             Executive Officer